Exhibit 99.1

ENTROPIC COMMUNICATIONS RAISES THIRD QUARTER FINANCIAL GUIDANCE

Company Now Sees Sequential Revenue Growth of 47% to 50%

SAN DIEGO, September 13, 2010 — Entropic Communications, Inc. (Nasdaq: ENTR), a leading provider of silicon and software solutions to enable connected home entertainment, today announced that expected revenue in the third quarter of 2010 will be stronger than the Company’s previous outlook, which was provided on July 28, 2010.

Entropic now expects third quarter revenue to range between $60 million and $61 million, an increase of 47 percent to 50 percent from the Company’s revenue of $40.7 million in the second quarter, ended June 30, 2010. The Company’s previous guidance for the third quarter was for revenue to range between $51 million and $53 million.

“Through impressive execution by our operations team and supply chain partners, we were able to capitalize on upside demand from our customers in the quarter,” said Patrick Henry, president and chief executive officer, Entropic Communications. “We are seeing continued market expansion with new product ramps at many tier-1 Pay-TV service providers, which is driving increased demand for our home networking and direct broadcast satellite solutions.”

Additionally, Entropic now anticipates a higher accrual rate for variable compensation based upon its updated full-year projections for revenue and profitability, which will result in modestly higher operating expenses in the third quarter than previously expected.

The Company expects GAAP net income per share for the third quarter of approximately $0.13 to $0.14 and non-GAAP net income per share of approximately $0.16 to $0.18.

Entropic expects to release financial results for the third quarter 2010, and host a conference call for analysts and investors, during the last week of October. At that time, the Company will review its quarterly results and provide an outlook for the fourth quarter of 2010. Details for the conference call will be announced, prior to that date.

About Entropic Communications

Entropic Communications, Inc. (Nasdaq:ENTR) is a leading fabless semiconductor company that is engineering the future of connected home networking and entertainment by providing next-generation silicon and software technologies to the world’s leading cable, telecommunications and satellite service providers, OEMs and consumer electronic manufacturers. As a co-founder of MoCA (Multimedia over Coax Alliance), Entropic pioneered and continues to evolve the way high-definition television-quality video and other multimedia and digital content such as movies, music, games and photos are brought into and delivered throughout the home. For more information, visit Entropic at www.entropic.com.

Non-GAAP Financial Measures

This press release contains the following non-GAAP financial measure: non-GAAP net income per share. This non-GAAP financial measure excludes the effects of all forms of stock-based compensation, non-cash acquired intangibles amortization and impairment charges, and restructuring charges, and their related effects on the number of diluted shares used in calculating non-GAAP net income per share.

Management uses this non-GAAP financial measure to manage the company’s business, including setting operating budgets and executive compensation plans. This non-GAAP measure is also used to (i) supplement the financial results and forecasts reported to the company’s board of directors, (ii) evaluate the company’s operating performance, (iii) compare the company’s performance to internal forecasts, and (iv) manage the company’s business and benchmarking performance internally. This non-GAAP measure has been made available to stockholders consistently in the past to provide transparency on how management manages the company’s operating performance. Management believes that this non-GAAP operating measure is useful to investors, when used as a supplement to GAAP measures, in evaluating the company’s ongoing operational performance.

-More-

ENTROPIC RAISES THIRD QUARTER 2010 FINANCIAL GUIDANCE	PAGE 2

Non-GAAP financial measures disclosed by the company should not be considered in isolation or a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding our expected revenue, operating expenses and third quarter net income per share, as well as statements regarding market expansion, product ramps and increased demand for the company’s solutions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Entropic’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our dependence on a limited number of customers for a substantial portion of our revenues; risks associated with adverse U.S. and international economic conditions; the ability of our customers or the service providers who purchase their products to successfully compete and continue to grow in their markets; the continued development of the market for HD video and other multi-media content delivery and networking solutions based on the MoCA standard; risks associated with competing against larger and more established companies and our ability to compete successfully in the market for MoCA-compliant chipsets; risks associated with timely development and introduction of new or enhanced products; risks related to international operations; and other factors discussed in the “Risk Factors” section of Entropic’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. All forward-looking statements are qualified in their entirety by this cautionary statement. Entropic is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Entropic Communications® and the stylized Entropic “curve” logo are either trademarks or registered trademarks of Entropic Communications, Inc. in the United States and/or other countries.

Investor Contact:

Debra Hart

Director, Investor Relations

858.768.3852

debra.hart@entropic.com

Media/Industry Analyst Contact:

Chris Fallon

Ruder Finn for Entropic Communications

212.715.1691

fallonc@ruderfinn.com

###